Exhibit 3

Delaware

The first State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “NAVIGANT CONSULTING, INC.”, FILED IN THIS OFFICE ON THE SEVENTEENTH DAY OF MAY, A.D. 2005, AT 6:05 O’CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE FRANCHISE TAXES HAVE BEEN PAID TO DATE.

AND I DO HEREBY FURTHER CERTIFY THAT THE SAID “NAVIGANT CONSULTING, INC. “ WAS INCORPORATED ON THE SIXTH DAY OF JUNE, A.D. 1996.

AND I DO HEREBY FURTHER CERTIFY THAT THE ANNUAL REPORTS HAVE BEEN FILED TO DATE.

/s/ Harriet Smith Windsor
Harriet Smith Windsor, Secretary of State
2630937 8100	AUTHENTICATION: 4037885
050603398	DATE: 07-21-05

State of Delaware
Secretary of State Division of Corporations Delivered 07:13 PM 05/17/2005 FILED 06:05 PM 05/17/2005 SRV 050405720 – 2630937 FILE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Navigant Consulting, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “Four” so that, as amended, said Article shall be and read as follows:

See attached

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 10th day of May, 2005.

By:	/s/ Wayne M. Koprowski
Authorized Officer
Title:	Assistant Secretary
Name:	Wayne M. Koprowski
Print or Type

AUTHORIZED SHARES. The total number of shares of all classes of stock which the Corporation shall have authority to issue is one hundred fifty-three million (153,000,000), consisting of one hundred fifty million (150,000,000) shares of Common Stock, $.001 par value per share (the “Common Stock”), and three million (3,000,000) shares of Preferred Stock, $.001 par value per share (the “Preferred Stock”).